Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into by the undersigned parties on the 16th day of December, 2008, effective as of the 1st day of November, 2008, by and between NATOMAS MEADOWS, LLC, a California limited liability company (“Landlord”), and OVERSTOCK.COM, INC., a Delaware corporation (“Tenant”).

RECITALS

A.  On or about April 8, 2008, Landlord and Tenant entered into that certain Lease Agreement for Landmark Industrial Park (the “Lease”) for space in a warehouse facility located at approximately 1862 South 4800 West, Salt Lake City, Utah. The amount of space occupied by Tenant and for which Tenant will pay Base Rent will increase incrementally from 232,900 square feet to 686,865 square feet.

B.         Pursuant to Section 5.5 of the Lease, Landlord has constructed for Tenant a call center and related facilities and improvements in the Premises (the “Call Center”) at a cost of Two Million Seven Hundred Thirty-Three Thousand Seven Hundred Thirty-Three Dollars and Sixty-Two Cents ($2,733,733.62). Tenant will reimburse Landlord for these costs as provided in this Amendment.

C.         The Call Center contains 39,787 sq. ft. and was delivered to and accepted by Tenant as of November 1, 2008. The parties desire and intend to amend the Lease to reflect Tenant’s occupancy of the Call Center and the corresponding adjustments in Base Rent owing to these improvements.

D.         The Call Center is a unique facility designed for Tenant’s specific requirements and is not expected to have utility or value to any subsequent tenant of the Premises.

E.         The parties also desire and intend to amend the Term of the Lease and to amend certain other provisions of the Lease as provided below.

AGREEMENT

NOW, THEREFORE, in consideration of the circumstances described above and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                    Definitions. Capitalized terms used herein but not defined herein shall have the meanings provided in the Lease.

2.             Call Center Improvements. The parties agree that the amounts expended by Landlord to construct the Call Center as set forth above will be reimbursed by Tenant as follows:

a.            Concurrently with the execution of this Amendment Tenant shall pay to Landlord the sum of One Million Dollars ($ 1,000,000.00) in immediately available funds.

b.           The balance of One Million Seven Hundred Thirty-Three Thousand Seven Hundred Thirty-Three Dollars and Sixty-Two Cents ($1,733,733.62), together with interest thereon at the rate of nine percent (9%) per annum will be paid by means of an increase in Base Rent in the amount of Twenty Seven Thousand Four Hundred Twenty- Eight Dollars and Twenty-Six Cents ($27,428.26) per month commencing January 1, 2009, and continuing through February28, 2016.

c.            As a result of the addition of the Call Center to the Premises and the increase in Base Rent described in Section 2(b), it is necessary to amend Section 3.1 of the Lease. Consequently, the charts appearing in Section 3.1(a) of the Lease arc hereby deleted in their entirety and replaced by the charts appearing in Exhibit 1 and Exhibit 2 attached hereto.

d.           To partially secure payment of the additional Base Rent provided in Section 2(b), Tenant will obtain and provide to Landlord within two business days after execution of this Amendment, a letter of credit issued by Wells Fargo Bank or another financial institution acceptable to Landlord, and in a form acceptable to Landlord, in the original amount of One Million Dollars ($1,000,000.00). Landlord shall have the right to draw upon the letter of credit in the event that (i) Tenant fails to make any payment of Base Rent when due or within the cure period provided in the Lease, or (ii) Tenant fails to replace the letter of credit at least thirty (30) days prior to its expiration date with another letter of credit meeting the requirements of this Section 2(d). The letter of credit may be reduced annually by Tenant provided, that Tenant is not in default under the lease, and provided further that such reduced amount of the letter of credit shall be no less than sixty percent (60%) of the remaining applicable unpaid principal balance set forth on the amortization schedule attached as Exhibit 3 hereto.      .

c.            Given the unique nature of the Call Center and the fact that it is not expected to have value or utility to any successor tenant of the Premises, the parties agree that in the event of the termination of the Lease due to the default of Tenant, Landlord shall be entitled to receive as liquidated damages the unamortized principal amount of the additional rent provided in Section 2(b) as shown on Exhibit 3. Such liquidated damages are in addition to and not in limitation of all damages to which Landlord is otherwise entitled under the Lease (but shall be exclusive of damages in the form of lost rents to the extent of the additional rent provided in Section 2(b)). Sums received by Landlord from the letter of credit pursuant to Section 2(d) shall be credited against the liquidated damages provided in this Section 2(e).

3.           Short Term Loan to Landlord. Concurrently with the execution of this Amendment Tenant shall advance to Landlord in immediately available funds Seven Hundred Fifty Thousand Dollars ($750,000.00). Landlord shall repay such sum to Tenant, without interest, on or before December 30, 2008. If Landlord fails to repay such sum by December 30, 2008, such sum, together with interest from the date of this Amendment until paid at the rate of 24  % per annum, shall be immediately due and payable and Tenant shall be entitled to immediate collection and may recover any costs of collection, including attorneys fees.

4.           Rent Credit. For the period beginning on the Rent Credit Effective Date (as defined below) through May 31, 2010, Tenant shall be entitled to deduct from the monthly Base Rent the appropriate rent credit amount shown on Exhibit 2. Tenant shall be eligible for the rent credit beginning on the first business day after it vacates the premises it is currently leasing from Landlord in the building commonly known as Landmark 1 (the “Rent Credit Effective Date”).

5.           Commencement Date and Fixed Expiration Date. The parties agree that the Commencement Date was October 15, 2008. Section 2.1 of the Lease is deleted and the following substituted therefor:

2.1  TERM: This Lease shall be for a term of approximately seven (7) years and two months (the “Term”) commencing on the Commencement Date , as hereafter defined, and ending on February 28, 2016 (the “Fixed Expiration Date”), or any earlier date upon which the Term shall sooner or later end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law (the “Expiration Date”).

6.           Additional Tenant Improvements. Landlord and Tenant acknowledge that the parties anticipate that Tenant will want to construct in the future certain additional improvements to the Leased Premises at Tenant’s expense for an office/corporate headquarters. The specific nature of those improvements has not been identified, and there is no current agreement between the parties with respect to the improvements or the costs or financing thereof, In the event that Tenant determines to proceed with such improvements the parties will cooperate again in good faith as provided in Section 5.5 of the Lease as they have in the construction of the Call Center.

7.           Lease in Effect. Except as specifically amended herein, all provisions of the Lease shall remain unchanged and in full force and effect.

8.           Counterparts;  Telefacsimile Execution. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

[signatures follow on next page]

IN WITNESS WHEREOF the parties have executed this Amendment:

LANDLORD:

NATOMAS MEADOWS, LLC, a California limited liability company

By:	/s/ [ILLEGIBLE]
Its:	Managing Member

TENANT

OVERSTOCK.COM, INC., a Delaware corporation

By:	/s/ [ILLEGIBLE]
Its:	President

EXHIBIT “1”

Base Rent Schedule

PERIOD	SQUARE FOOTAGE	MONTHLY BASE RENT
Commencement Date (October 15, 2008) – October 31, 2008	232,900	$76,857.00
November 1, 2008 – December 31, 2009	272,687	$89,986.71
January 1, 2009 – January 31, 2009	272,687	$117,414.97
February 1, 2009 – May 31, 2009	475,187	$184,239.97
June 1, 2009 – August 31, 2009	565,187	$213,939.97
September 1, 2009 – August 31, 2010	686,865	$261,031.04
September 1, 2010 – August 31, 2011	686,865	$268,105.75
September 1, 2011 – August 31, 2012	686,865	$275,455.21
September 1, 2012 – August 31, 2013	686,865	$285,002.63
September 1, 2013 – August 31, 2014	686,865	$290,772.30
September 1, 2014 – February 28, 2016	686,865	$298,739.93

EXHIBIT “2”

Rent Credit Summary

PERIOD	MONTHLY RENT CREDIT AVAILABLE
Rent Credit Effective Date – August 31, 2009	$12,474.00
September 1, 2009 – May 31, 2010	$14,574.00

Exhibit 3

Tenant Improvement Allowance Amortization Schedule

Loan Size	$1,733,734
Rate	9.00%
Term	86
Payment	$(27,428.26)

Period	Outstanding Principal Balance	Payment	Interest	Principal Reduction	End of Period Principal Balance
0					$1,733,733.62
1	$1,733,733.62	$27,428.26	$13,003.00	$14,425.25	$1,719,308.37
2	$1,719,308.37	$27,428.26	$12,894.81	$14,533.44	$1,704,774.92
3	$1,704,774.92	$27,428.26	$12,785.81	$14,642.45	$1,690,132.48
4	$1,690,132.48	$27,428.26	$12,675.99	$14,752.26	$1,675,380.21
5	$1,675,380.21	$27,428.26	$12,565.35	$14,862.91	$1,660,517.31
6	$1,660,517.31	$27,428.26	$12,453.88	$14,974.38	$1,645,542.93
7	$1,645,542.93	$27,428.26	$12,341.57	$15,086.69	$1,630,456.24
8	$1,630,456.24	$27,428.26	$12,228.42	$15,199.84	$1,615,256.41
9	$1,615,256.41	$27,428.26	$12,114.42	$15,313.83	$1,599,942.57
10	$1,599,942.57	$27,428.26	$11,999.57	$15,428.69	$1,584,513.89
11	$1,584,513.89	$27,428.26	$11,883.85	$15,544.40	$1,568,969.48
12	$1,568,969.48	$27,428.26	$11,767.27	$15,660.99	$1,553,308.50
13	$1,553,308.50	$27,428.26	$11,649.81	$15,778.44	$1,537,530.05
14	$1,537,530.05	$27,428.26	$11,531.48	$15,896.78	$1,521,633.27
15	$1,521,633.27	$27,428.26	$11,412.25	$16,016.01	$1,505,617.27
16	$1,505,617.27	$27,428.26	$11,292.13	$16,136.13	$1,489,481.14
17	$1,489,481.14	$27,428.26	$11,171.11	$16,257.15	$1,473,223.99
18	$1,473,223.99	$27,428.26	$11,049.18	$16,379.08	$1,456,844.91
19	$1,456,844.91	$27,428.26	$10,926.34	$16,501.92	$1,440,342.99
20	$1,440,342.99	$27,428.26	$10,802.57	$16,625.68	$1,423,717.31
21	$1,423,717.31	$27,428.26	$10,677.88	$16,750.38	$1,406,966.93
22	$1,406,966.93	$27,428.26	$10,552.25	$16,876.01	$1,390,090.92
23	$1,390,090.92	$27,428.26	$10,425.68	$17,002.58	$1,373,088.35
24	$1,373,088.35	$27,428.26	$10,298.16	$17,130.09	$1,355,958.25
25	$1,355,958.25	$27,428.26	$10,169.69	$17,258.57	$1,338,699.68
26	$1,338,699.68	$27,428.26	$10,040.25	$17,388.01	$1,321,311.67
27	$1,321,311.67	$27,428.26	$9,909.84	$17,518.42	$1,303,793.26
28	$1,303,793.26	$27,428.26	$9,778.45	$17,649.81	$1,286,143.45
29	$1,286,143.45	$27,428.26	$9,646.08	$17,782.18	$1,268,351.27
30	$1,268,361.27	$27,428.26	$9,512.71	$17,915.55	$1,250,445.72
31	$1,250,445.72	$27,428.26	$9,378.34	$18,049.91	$1,232,395.80
32	$1,232,395.80	$27,428.26	$9,242.97	$18,185.29	$1,214,210.52
33	$1,214,210.52	$27,428.26	$9,106.58	$18,321.68	$1,195,888.84
34	$1,195,888.84	$27,428.26	$8,969.17	$18,459.09	$1,177,429.75
35	$1,177,429.75	$27,428.26	$8,830.72	$18,597.53	$1,158,832.21
36	$1,158,832.21	$27,428.26	$8,691.24	$18,737.02	$1,140,095.20
37	$1,140,095.20	$27,428.26	$8,550.71	$18,877.54	$1,121,217.65
38	$1,121,217.65	$27,428.26	$8,409.13	$19,019.12	$1,102,198.53
39	$1,102,198.53	$27,428.26	$8,266.49	$19,161.77	$1,083,036.76
40	$1,083,036.76	$27,428.26	$8,122.78	$19,305.48	$1,063,731.28
41	$1,063,731.28	$27,428.26	$7,977.98	$19,450.27	$1,044,281.01
42	$1,044,281.01	$27,428.26	$7,832.11	$19,596.15	$1,024,684.86
43	$1,024,684.86	$27,428.26	$7,685.14	$19,743.12	$1,004,941.74
44	$1,004,941.74	$27,428.26	$7,537.06	$19,891.19	$985,050.54
45	$985,050.54	$27,428.26	$7,387.88	$20,040.38	$965,010.17

Exhibit 3

Tenant Improvement Allowance Amortization Schedule

Period	Outstanding Principal Balance	Payment	Interest	Principal Reduction	End of Period Principal Balance
46	$965,010.17	$27,428.26	$7,237.58	$20,190.68	$944,819.48
47	$944,819.48	$27,428.26	$7,086.15	$20,342.11	$924,477.37
48	$924,477.37	$27,428.26	$6,933.58	$20,494.68	$903,982.70
49	$903,982.70	$27,428.26	$6,779.87	$20,648.39	$883,334.31
50	$883,334.31	$27,428.26	$6,625.01	$20,803.25	$862,531.06
51	$862,531.06	$27,428.26	$6,468.98	$20,959.27	$841,571.79
52	$841,571.79	$27,428.26	$6,311.79	$21,116.47	$820,455.32
53	$820,455.32	$27,428.26	$6,153.41	$21,274.84	$799,180.47
54	$799,180.47	$27,428.26	$5,993.85	$21,434.40	$777,746.07
55	$777,746.07	$27,428.26	$5,833.10	$21,595.16	$756,150.91
56	$756,150.91	$27,428.26	$5,671.13	$21,757.13	$734,393.78
57	$734,393.78	$27,428.26	$5,507.95	$21,920.30	$712,473.48
58	$712,473.48	$27,428.26	$5,343.55	$22,084.71	$690,388.77
59	$690,388.77	$27,428.26	$5,177.92	$22,250.34	$668,138.43
60	$668,138.43	$27,428.26	$5,011.04	$22,417.22	$645,721.21
61	$645,721.21	$27,428.26	$4,842.91	$22,585.35	$623,135.87
62	$623,135.87	$27,428.26	$4,673.52	$22,754.74	$600,381.13
63	$600,381.13	$27,428.26	$4,502.86	$22,925.40	$577,455.73
64	$577,455.73	$27,428.26	$4,330.92	$23,097.34	$554,358.39
65	$554,358.39	$27,428.26	$4,157.69	$23,270.57	$531,087.82
66	$531,087.82	$27,428.26	$3,983.16	$23,445.10	$507,642.72
67	$507,642.72	$27,428.26	$3,807.32	$23,620.94	$484,021.79
68	$484,021.79	$27,428.26	$3,630.16	$23,798.09	$460,223.69
69	$460,223.69	$27,428.26	$3,451.68	$23,976.58	$436,247.11
70	$436,247.11	$27,428.26	$3,271.85	$24,156.40	$412,090.71
71	$412,090.71	$27,428.26	$3,090.68	$24,337.58	$387,753.13
72	$387,753.13	$27,426.26	$2,908.15	$24,520.11	$363,233.02
73	$363,233.02	$27,428.26	$2,724.25	$24,704.01	$338.529.01
74	$338,529.01	$27,428,26	$2,538.97	$24,889.29	$313,639.72
75	$313,639.72	$27,428.26	$2,352.30	$25,075.96	$288,563.77
76	$288,563.77	$27,428.26	$2,164.23	$25,264.03	$263,299.74
77	$263,299.74	$27,428.26	$1,974.75	$25,453.51	$237,846.23
78	$237,846.23	$27,428.26	$1,783.85	$25,644.41	$212,201.82
79	$212,201.82	$21,428.26	$1,591.51	$25,836.74	$186,365.07
80	$186,365.07	$27,428.26	$1,397.74	$26,030.52	$160,334.55
81	$160,334.55	$27,428.26	$1,202.51	$26,225.75	$134,108.81
82	$134,108.81	$27,428.26	$1,005.82	$26,422.44	$107,686.37
83	$107,686.37	$27,428.26	$807.65	$26,620.61	$81,065.76
84	$81,065.76	$27,428.26	$607.99	$26,820.26	$54,245.49
85	$54,245.49	$27,428.26	$406.84	$27,021.42	$27,224.08
86	$27,224.08	$27,428.26	$204.18	$27,224.08	$0.00